EXHIBIT 5.1


                               ROBINSON & COLE LLP
                                885 Third Avenue
                                   Suite 2800
                            New York, New York 10022
                               Main (212) 451-2900
                               Fax (212) 451-2999

                                                              March 23, 2005

InforMedix Holdings, Inc.
5880 Hubbard Drive
Rockville, MD  20852-4821

RE:      LEGALITY OF THE SECURITIES BEING
         REGISTERED ON FORM SB-2 REGISTRATION
         STATEMENT

Ladies and Gentlemen:

         In connection with the registration of up to an aggregate of 13,716,111 shares of Common Stock, $.001 par value, (the "Shares") of InforMedix Holdings, Inc. a Nevada corporation (the "Company"), issued and outstanding and 1,150,000 shares issuable upon exercise of outstanding warrants (the "Warrant Shares"), filed under the Securities Act of 1933, as amended (the "Act"), you have requested our opinion as to whether the Shares and Warrant Shares (collectively, the "Securities") are lawfully and validly issued, fully paid and non-assessable.

         The opinions set forth in this letter are based solely on, and are limited to, the internal laws of the State of New York and the federal laws of the United States of America. All opinions rendered hereunder assume that the Nevada General Corporation Law governing the issuance of the securities is the same as New York law as applied to persons residing in the State of New York and transactions occurring in the State of New York.

         For purposes of offering this opinion, we have examined originals or copies of the documents listed below. In conducting such examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and conformity to original documents of all documents submitted to us as copies. The documents we have examined are:

         1. The Form SB-2 Registration Statement first filed by the Company with the Securities and Exchange Commission on March 10, 2005 (the "Registration Statement");

         2.       The Articles of Incorporation of the Company as amended; and

         3.       The By-laws of the Company.

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InforMedix Holdings, Inc.
March 23, 2005
Page 2

         In addition, in rendering this opinion, we have relied upon your representation that the Securities will be offered to the public in the manner and on the terms identified or referred to in the Registration Statement.

         Based upon and subject to the forgoing, after having given due regard to such issues of law as we deemed relevant, we are of the opinion that the Shares are lawfully and validly issued, fully paid and non-assessable and the Warrant Shares upon due exercise, will be validly issued fully paid and non-assessable.

         We hereby consent to the reference to this firm in the prospectus included in this Registration Statement under the caption "Legal Matters" and to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby concede that we come within the categories of persons whose consent is required by the Act or the General Rules and Regulations promulgated thereunder.

                                                      Very truly yours,

                                                      Robinson & Cole LLP

                                                      By: /s/ Elliot H. Lutzker
                                                          ----------------------
                                                          Elliot H. Lutzker